Exhibit 10.6

UC Case Numbers 2004-177, 2007-108, 2010-170 & 2010-240.

First Amendment

to the

Exclusive License Agreement for Chemical Nanowire Sensor Technologies

This first amendment to the Exclusive License Agreement for Chemical Nanowire Sensor Technologies ("First Amendment") between The Regents of the University of California and Nano Engineered Applications (NEA) Inc. is made effective this 14th day of December, 2010, between The Regents of the University of California ("The Regents"), a California corporation, having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200, and NEA Inc. ("Licensee"), having its principal place of business at 1650 Spruce Street, Suite 500, Riverside, CA 92507.

BACKGROUND

Whereas, on March 31, 2010, the Licensee and The Regents entered into an agreement entitled "Exclusive License Agreement between The Regents of the University of California and Nano Engineered Applications, Inc. for Chemical Nanowire Sensor Technologies" having UC Control Number 2010-04-0784 ("License Agreement"); and

Whereas, the Licensee and The Regents agree to a first amendment of the Licensees' due diligence requirements in the License Agreement as set forth below.

The parties agree as follows:

Paragraph 6.B of the License Agreement is replaced in its entirety by the following:

6.B. Licensee acknowledges that the primary objective of The Regents with respect to the licenses granted hereby is to promote the development and marketing of Licensed Methods and Licensed Products for the public good. To this end, The Regents shall have the right to terminate this Agreement or convert the rights granted in Paragraph 2.A to non-exclusive licenses should Licensee fail to achieve the following development and commercialization objectives, where inbound capital refers to investment capital fundraising, contractually committed research funding, fees paid by prospective sublicensees for exclusive rights to negotiate a sublicense, service work revenue, and Net Sates ("Inbound Capital").

i.     Nano Engineered Applications, Inc. company formation and initiation of operations by July 2010;

ii.   Meet the following funding milestones by designated years after the Effective Date:

a.    Milestone No. 1 Raise $500,000 of Inbound Capital by July 1st 2011;

b.    Milestone No. 2 Raise additional $500,000 of Inbound Capital by July 2012;

iii.  Commence Sales of Licensed Products in any country by January 2012; and

iv.  Achieve Net Sales of these amounts in each designated year after the Effective Date, according to this timetable:

a.    Net Sales of $200,000 in 2012;

b.    Net Sales of $1,000,000 in 2013; and

c.    5% annual increase in Net Sales over the prior year for 2014, 2015, and 2016.

In witness whereof, each party hereto has executed this First Amendment in duplicate originals by their respective and duly authorized officers on the day and year below written.

Nano Engineered Applications, Inc.		The Regents of the University of California

Signature:	/s/ Amro Albanna	Signature:	/s/ Craig Sheward

Name: Amro Albanna		Name: Craig Sheward

Title: CEO		Title: Assistant Vice Chancellor, OTC

Date: 02-14-2011		Date: 2/11/2011